Exhibit 99.1

NEWS RELEASE

SAKS INCORPORATED CLOSES

OFFERING OF CONVERTIBLE NOTES DUE 2013

(New York, NY – May 27 2009) – Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced the closing of its offering of $120 million in principal amount of 7.5% Convertible Notes due 2013 (the “Notes”), which included the exercise in full of the initial purchasers’ option to purchase $15 million aggregate principal amount of additional Notes, solely to cover over-allotments. The Notes were privately offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

Saks received net proceeds from the offering of approximately $115.4 million after deducting initial purchasers’ discounts and estimated offering expenses. Saks intends to use the net proceeds to pay down amounts outstanding under its revolving credit facility and for general corporate purposes.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes. Any offers of the Notes will be made only by means of a private offering circular. The Notes and the shares of common stock of Saks, if any, issuable upon conversion of the Notes have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About Saks Incorporated

The Company currently operates 53 Saks Fifth Avenue stores, 52 OFF 5TH stores, and saks.com.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

NEWS RELEASE

Saks Incorporated Announces

Offering of Convertible Notes Due 2013

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2009, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

SOURCE: Saks Incorporated

CONTACT: Julia Bentley, 865-981-6243